Filed Pursuant to Rule 433
Registration Statement Number 333-232941
March 24, 2020

COMCAST CORPORATION
$800,000,000 3.100% NOTES DUE 2025
$800,000,000 3.300% NOTES DUE 2027
$1,600,000,000 3.400% NOTES DUE 2030
$800,000,000 3.750% NOTES DUE 2040

Final Term Sheet

Issuer	Comcast Corporation (the “Company”)
Guarantors	Comcast Cable Communications, LLC and NBCUniversal Media, LLC
Issue of Securities	3.100% Notes due 2025 3.300% Notes due 2027 3.400% Notes due 2030 3.750% Notes due 2040
Denominations	$2,000 and multiples of $1,000 in excess thereof
Use of Proceeds	The Company intends to use the net proceeds from the offering for general corporate purposes.
Indenture	Indenture dated as of September 18, 2013 by and among the Company, the guarantors named therein and The Bank of New York Mellon, as trustee (the “Trustee”), as amended by the First Supplemental Indenture dated as of November 17, 2015 by and among the Company, the guarantors named therein and the Trustee.
Trustee	The Bank of New York Mellon
Expected Ratings[1]	Moody’s: A3; S&P: A-; Fitch: A-
Joint Book-Running Managers	BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Wells Fargo Securities, LLC
Trade Date	March 24, 2020
Settlement Date	March 27, 2020 (T+3)
Other	The impact of coronavirus disease 2019 (“COVID-19”) and measures to prevent its spread are affecting the Company’s businesses in a number of ways. For example, the Company has closed all of its theme parks; the Company has delayed theatrical

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1 A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

distribution of films both domestically and internationally; and the creation and availability of its film and television programming in the United States and globally has been disrupted, including from the cancellation or postponement of sports events, including the Olympics, and suspension of entertainment content production. As they affect Sky, these impacts materially exacerbate what was an already deteriorating economic environment and advertising market in the UK and Europe in 2019. The Comcast Cable business, while the network performs well to meet the challenge of business and schooling from home, will not be unaffected either as economic stress impacts the Company’s residential and business services customer base.

The Company expects that the ultimate significance of the impact of COVID-19 on its businesses will vary but will generally depend on the extent of governmental measures affecting day to day life and the length of time that such measures remain in place to respond to COVID-19. At this point, it is impossible to predict such extent and duration and the degree to which supply and demand for the Company’s products and services, including advertising, will be affected. This uncertainty makes it challenging for the Company’s management to estimate the future performance of its businesses, particularly over the near to medium term. However, the impact of COVID-19 could have a material adverse impact on the Company’s results of operations over the near to medium term.

3.100% Notes Due 2025
Aggregate Principal Amount	$800,000,000
Maturity Date	April 1, 2025
Interest Rate	3.100% per annum, accruing from March 27, 2020 (calculated on the basis of a 360-day year consisting of twelve 30-day months)
Interest Payment Dates	April 1 and October 1, commencing October 1, 2020
Benchmark Treasury	UST 1.125% due February 28, 2025
Benchmark Treasury Price/Yield	102-31+ / 0.511%
Spread to Benchmark Treasury	+260 bps
Yield to Maturity	3.111%
Optional Redemption	The 3.100% Notes due 2025 are redeemable at the option of the Company at any time, in whole or in part, at the “Redemption Price.” The Redemption Price will equal, with respect to the 3.100% Notes due 2025, at any time prior to March 1, 2025 (one (1) month prior to the maturity of the 3.100% Notes due 2025) (the “2025 Par Call Date”), the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of the principal amount of such notes and the scheduled payments of interest thereon (exclusive of interest accrued to the date of redemption) from the redemption date to the 2025 Par Call Date, in each case discounted to the redemption date on a semiannual basis at the Treasury Rate plus 40 basis points, provided that, if the 3.100% Notes due 2025 are redeemed on or after the 2025 Par Call Date, the Redemption Price will equal 100% of the principal amount of such notes; plus, in each case, accrued and unpaid interest thereon to the date of redemption
Additional Issuances	An unlimited amount of additional 3.100% Notes due 2025 may be issued. The 3.100% Notes due 2025 and any additional 3.100% Notes due 2025 that may be issued may be treated as a single series for all purposes under the Indenture
CUSIP / ISIN	20030N DJ7 / US20030NDJ72
Public Offering Price	99.949% plus accrued interest, if any, from March 27, 2020
Underwriters’ Discount	0.250%
Net Proceeds to Comcast, Before Expenses	99.699% per $1,000 principal amount of 3.100% Notes due 2025; $797,592,000 total
3.300% Notes Due 2027
Aggregate Principal Amount	$800,000,000
Maturity Date	April 1, 2027
Interest Rate	3.300% per annum, accruing from March 27, 2020 (calculated on the basis of a 360-day year consisting of twelve 30-day months)
Interest Payment Dates	April 1 and October 1, commencing October 1, 2020
Benchmark Treasury	UST 1.125% due February 28, 2027
Benchmark Treasury Price/Yield	102-18+ / 0.743%
Spread to Benchmark Treasury	+260 bps
Yield to Maturity	3.343%
Optional Redemption	The 3.300% Notes due 2027 are redeemable at the option of the Company at any time, in whole or in part, at the “Redemption Price.” The Redemption Price will equal, with respect to the 3.300% Notes due 2027, at any time prior to February 1, 2027 (two

(2) months prior to the maturity of the 3.300% Notes due 2027) (the “2027 Par Call Date”), the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of the principal amount of such notes and the scheduled payments of interest thereon (exclusive of interest accrued to the date of redemption) from the redemption date to the 2027 Par Call Date, in each case discounted to the redemption date on a semiannual basis at the Treasury Rate plus 40 basis points, provided that, if the 3.300% Notes due 2027 are redeemed on or after the 2027 Par Call Date, the Redemption Price will equal 100% of the principal amount of such notes; plus, in each case, accrued and unpaid interest thereon to the date of redemption
Additional Issuances	An unlimited amount of additional 3.300% Notes due 2027 may be issued. The 3.300% Notes due 2027 and any additional 3.300% Notes due 2027 that may be issued may be treated as a single series for all purposes under the Indenture
CUSIP / ISIN	20030N DK4 / US20030NDK46
Public Offering Price	99.733% plus accrued interest, if any, from March 27, 2020
Underwriters’ Discount	0.350%
Net Proceeds to Comcast, Before Expenses	99.383% per $1,000 principal amount of 3.300% Notes due 2027; $795,064,000 total
3.400% Notes due 2030
Aggregate Principal Amount	$1,600,000,000
Maturity Date	April 1, 2030
Interest Rate	3.400% per annum, accruing from March 27, 2020 (calculated on the basis of a 360-day year consisting of twelve 30-day months)
Interest Payment Dates	April 1 and October 1, commencing October 1, 2020
Benchmark Treasury	UST 1.500% due February 15, 2030
Benchmark Treasury Price/Yield	106-14 / 0.821%
Spread to Benchmark Treasury	+260 bps
Yield to Maturity	3.421%
Optional Redemption	The 3.400% Notes due 2030 are redeemable at the option of the Company at any time, in whole or in part, at the “Redemption Price.” The Redemption Price will equal, with respect to the 3.400% Notes due 2030, at any time prior to January 1, 2030 (three (3) months prior to the maturity of the 3.400% Notes due 2030) (the “2030 Par Call Date”), the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of the principal amount of such notes and the scheduled payments of interest thereon (exclusive of interest accrued to the date of redemption) from the redemption date to the 2030 Par Call Date, in each case discounted to the redemption date on a semiannual basis at the Treasury Rate plus 40 basis points, provided that, if the 3.400% Notes due 2030 are redeemed on or after the 2030 Par Call Date, the Redemption Price will equal 100% of the principal amount of such notes; plus, in each case, accrued and unpaid interest thereon to the date of redemption
Additional Issuances	An unlimited amount of additional 3.400% Notes due 2030 may be issued. The 3.400% Notes due 2030 and any additional 3.400% Notes due 2030 that may be issued may be treated as a single series for all purposes under the Indenture
CUSIP / ISIN	20030N DG3 / US20030NDG34
Public Offering Price	99.823% plus accrued interest, if any, from March 27, 2020
Underwriters’ Discount	0.400%
Net Proceeds to Comcast, Before Expenses	99.423% per $1,000 principal amount of 3.400% Notes due 2030; $1,590,768,000 total
3.750% Notes due 2040
Aggregate Principal Amount	$800,000,000
Maturity Date	April 1, 2040
Interest Rate	3.750% per annum, accruing from March 27, 2020 (calculated on the basis of a 360-day year consisting of twelve 30-day months)
Interest Payment Dates	April 1 and October 1, commencing October 1, 2020
Benchmark Treasury	UST 2.375% due November 15, 2049
Benchmark Treasury Price/Yield	123-28 / 1.389%
Spread to Benchmark Treasury	+240 bps
Yield to Maturity	3.789%
Optional Redemption	The 3.750% Notes due 2040 are redeemable at the option of the Company at any time, in whole or in part, at the “Redemption Price.” The Redemption Price will equal, with respect to the 3.750% Notes due 2040, at any time prior to October 1, 2039 (six (6) months prior to the maturity of the 3.750% Notes due 2040) (the “2040 Par Call Date”), the greater of

(i) 100% of the principal amount of such notes and (ii) the sum of the present values of the principal amount of such notes and the scheduled payments of interest thereon (exclusive of interest accrued to the date of redemption) from the redemption date to the 2040 Par Call Date, in each case discounted to the redemption date on a semiannual basis at the Treasury Rate plus 40 basis points, provided that, if the 3.750% Notes due 2040 are redeemed on or after the 2040 Par Call Date, the Redemption Price will equal 100% of the principal amount of such notes; plus, in each case, accrued and unpaid interest thereon to the date of redemption
Additional Issuances	An unlimited amount of additional 3.750% Notes due 2040 may be issued. The 3.750% Notes due 2040 and any additional 3.750% Notes due 2040 that may be issued may be treated as a single series for all purposes under the Indenture
CUSIP / ISIN	20030N DH1 / US20030NDH17
Public Offering Price	99.456% plus accrued interest, if any, from March 27, 2020
Underwriters’ Discount	0.600%
Net Proceeds to Comcast, Before Expenses	98.856% per $1,000 principal amount of 3.750% Notes due 2040; $790,848,000 total

It is expected that delivery of the notes will be made against payment therefor on or about March 27, 2020, which is the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day prior to the settlement date will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. at 800-294-1322, Citigroup Global Markets Inc. at 800-831-9146, J.P. Morgan Securities LLC at 212-834-4533, Morgan Stanley & Co. LLC at 866-718-1649 or Wells Fargo Securities, LLC at 800-645-3751.